EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. ANNOUNCES NEW BOARD MEMBER
     Los Angeles, CA — July 23, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Andrew G. Sharkey, 61, has joined its Board of Directors effective July 19, 2007. Mr. Sharkey has served as President and Chief Executive Officer of the American Iron and Steel Institute since 1993 and from 1978-1993 was President, Executive Vice President and Director of Education for the Steel Service Center Institute (currently the Metals Service Center Institute). Mr. Sharkey will serve on the Nominating and Governance and Compensation and Stock Option Committees of the Board of Directors. Mr. Sharkey received a M.A.T. degree from Duquesne University and a B.A. degree in Political Science from Yale University.
     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China and South Korea, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List and the Fortune “100 Fastest Growing Companies” List and the Fortune 2007 List of “America’s Most Admired Companies” and the 2007 Forbes “Platinum 400 List of America’s Best Big Companies.” This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.
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